Exhibit 11.1
Data Sheet

Title:..............................................................................	Code of Business Conduct and Ethics
Responsible Area:..........................................................	Compliance
Description:...................................................................	The purpose of this Code is to set forth ethical conduct standards to govern all Lavoro’s businesses and relations.
Intended for:..................................................................	All Lavoro’s Managers, Employees and Third Parties, as defined below
Approval Date:..............................................................	February 27, 2023
Prepared by:...................................................................	Compliance
Approved by:.................................................................	Board of Directors
Publication Date:...........................................................	February 27, 2023
Available from:..............................................................	Lavoro’s website and Intranet
Latest Revision:.............................................................	February 27, 2023

MESSAGE FROM THE BOARD OF DIRECTORS

Sowing Good Practices

At Lavoro, we know that there is only success if we sow good practices every day, setting a good example. Here we value ethical behavior, entrepreneurship, sense of ownership, agility, associative spirit and teamwork. And we do all this oriented to our Clients.
The Code of Business Conduct and Ethics is the basis of all our policies. It represents not only my thinking, but also the understanding of the Board of Directors and all Company Managers.
Here You will find guidelines on how we do business, ethical principles, standards of behavior and assumptions that govern senior management decisions, in line with our values.
We invite you to read and consult our Code of Business Conduct and Ethics whenever necessary, which will be constantly updated. And for those of you who are in management positions, whenever possible, try to publicize it to your Team and especially to new Members.
We also rely on your commitment to report on our Transparency Channel any indication of irregularity or misconduct, so that together we can preserve these very important values.
Thank you,

Board of Directors
Lavoro Investments Ltd.

table of contents

1. Definitions	1
2. Introduction	1
3. Scope	2
4. Values and Principles	2
4.1. Our Essence, Ambition and Way of Being	2
5. Work Environment	3
6. Respect to Our Clients	3
6.1. Quality of Public Disclosures	3
7. Confidential Information	3
8. Insider Information	4
9. Other Professional Conducts	4
9.1. Lavoro’s Assets and Reputational Risk	4
9.2. Intellectual property	5
9.3. Internal records and controls	5
9.4. Representation powers and limits of incumbency	5
9.5. Professional relations	5
9.6. Social Media	6
9.7. Relation with competitors	6
10. Conflicts Of Interest	6
10.1. Interpersonal Relations	7
10.2. Third-Party Hiring	7
10.3. Personal finances	8
10.4. External Activities	8
10.5. Personal Investments	8
10.6. Customers	8
11. Know Your Client (“Kyc”) and Anti-Money Laundering and Terrorism Financing Policies	8
12. Company	9
12.1. Corruption and Bribery	9
12.2. Political contributions and charitable donations	10
12.3. Sponsorships	10
12.4. Gifts and Entertaining	10
12.5. Sustainability	11
12.6. Working conditions	11
12.7. Compliance with laws and regulations	11
13. Mergers, Acquisitions And Corporate Restructuring	11
14. Training	11
15. Clarification of Doubts, Approval of Exceptions and Reporting	12
15.1. Code Management	12
15.2. Compliance and Legal Committee	12
15.3. Doubts	12
15.4. Approval of exceptions	12
15.5. Guidance and Reporting Channel	12
16. Reporting Violations to a Government Agency	13

17. Disciplinary Measures	13
18. Commitment Statement	13
19. Approval and Effective Term	13

1. Definitions
For the purposes of this Code, the following definitions apply:
Public Administration: any entity of the direct or indirect, national or foreign public administration;
Managers: partners, statutory directors and members of the Board of Directors;
Public Agent: every person who: (i) even if temporarily or without compensation remuneration, holds a position, job or public function in any body or entity of the Public Administration or in a company contracted or associated with the execution of an activity object of concession by the Public Administration; (ii) hold a position, job or function in public or government-controlled companies; (iii) is a member of a political party or is a candidate for political position; and (iv) holds a position, job or public function in organs, state entities or in diplomatic representations of a foreign country, as well as in legal entities controlled, directly or indirectly, by the public power of a foreign country or in public international organizations;
Transparency Channel: independent and confidential communication channel, open to anyone, for reports of incidents, complaints, doubts and concerns, serving as a tool for employees and Third Parties to report any issues regarding any non-compliance with this Code, the Policies and/or violation of current laws, as described in item 15.5 of this Code;
Code: this Code of Business Conduct and Ethics;
Employee(s): all Lavoro’s Managers, servants and employees, as well as all those who hold a job, function, position or employment, commercial, professional, contractual or trust relationship with Lavoro, as well as trainees;
Compliance and Legal Committee: committee made up of Lavoro’s professionals and members of the executive board with the purpose of assessing and resolving on Lavoro’s integrity issues;
Compliance: Compliance area, responsible for complying with the guidelines established for Lavoro’s integrity program;
Anti-Corruption Laws: means all applicable national or foreign laws and regulations regarding corruption, bribery, administrative misconduct, violations of public bids and contracts, money laundering, political or electoral donations, including, without limitation, Law No. 12,846/2013 ( Anticorruption Law), regulated by Federal Decree No. 8,420/2015; Decree Law No. 2,848/1940 (Criminal Code); Law No. 8,429/1992 (Administrative Misconduct Law); Law No. 14,133/2021 (Bidding Law); Law No. 9.504/1997 (Electoral Law); Law No. 9,613/1998 (Law on Prevention of Money Laundering); Law No. 12,529/2011 (Competition Law), Foreign Corrupt Practices Act (FCPA); and U.K. Bribery Act (UKBA), including their regulations and other related rules, as well as their future amendments;
Lavoro or Institution: Lavoro Limited., its subsidiaries, affiliates, controlled companies and related entities, in Cayman Islands and abroad;
SEC: U.S. Securities and Exchange Commission; and
Third Parties: suppliers and providers of goods and services, representatives, intermediary agents, attorneys, technical consultants, dispatchers, external associates and/or any other third parties acting on behalf, benefit and/or interest of Lavoro.

2. Introduction

This Code sets out Lavoro’s minimum expectations regarding the conduct of all its Managers, Employees and Third Parties. Ethics and transparency are essential values in our activity and essential to our reputation and success. Accordingly, all their attitudes and actions, as a professional related to Lavoro, must be guided by these principles. As part of its values, Lavoro seeks to put the customer first place in its work routine, as well as achieve operational and strategic excellence and innovation.
We take the rules of this Code very seriously, so you must conduct Lavoro’s business in such a manner as fully abide by our values, the laws and rules applicable to our activities, as well as the rules provided for in this Code and other policies that are part of our integrity program. When you find any doubts or questions in any situation in your work routine, always seek to: (i) ask yourself whether this is the best action to be taken before acting; (ii) ensure that you are aware of all the facts and that you are duly and properly informed. Trust on your judgment and common sense and always refer to your manager to talk to him about your issues and discomforts. You can also seek assistance from Compliance, Legal or Human Resources.
We constantly seek to achieve excellence in all our actions and businesses, and the achievement of this goal is only possible by understanding the importance and adherence of all in complying with the rules of this Code.
The Code must be read and interpreted in conjunction with other integrity policies and procedures.

3. Scope

The provisions and guidelines in this Code are applicable to all our Managers, Employees and Third Parties.
In addition to the provisions set forth in this Code, our Third Parties must also abide by the guidelines contained in the Policy on Transactions with Related Parties.
This Code is comprehensive, but it certainly does not exhaust all situations; unforeseen cases may arise and that may raise doubts regarding the proper way to proceed, such situations must be clarified through the Transparency Channel indicated in item 15.5 below.

4. Values and Principles

4.1. Our Mission, Vision and Values

Our mission, vision and values are based on ethical and integrity principles and on acting with the highest quality standards. All employees and Third Parties must act in line with the mission, vision and values and principles of Lavoro.
Our mission is to create a new distribution model for agricultural inputs in Latin America, attracting, retaining and rewarding employees committed to providing extraordinary products and services to rural producers. Our vision is to be the largest agricultural input distribution company in Latin America through consolidation of the reseller market and a unique value proposition for rural producers and our partners.
Our values and principles

i.Acting with Ethics and Integrity: In a simple and direct way, ethics means “doing the right thing.” We do not accept opportunities that violate business ethics. We do not believe in shortcuts or easy paths. We prefer to waive opportunities when we realize that they do not meet our ethical precepts.
ii.Respect for the environment, human rights, and labor relations: our activities and businesses must comply with all applicable laws related to the protection of the environment, defense of human rights and equality and respect in labor relations.
iii.Alignment with our customers’ objectives: We seek to understand our customers’ objectives, aligning our efforts and interests so that these objectives are consistently achieved.
iv.Associative and complementary action: We know how to be partners. We seek to be surrounded by professionals and entrepreneurs with a homogeneous character and heterogeneous talents. We truly believe that together we are better than alone, that the other always has something to add. For this reason, we always seek to build associations based on the communion of values, mutual respect, alignment of objectives and complementarity of competencies, always working for the good results of Lavoro.
v.Internal environment favorable to performance: We seek and expect a high level of performance from our team—and for this reason—we promote a harmonious, reliable, cooperative, non-hierarchical internal environment, with defined and clear “accountability.” We believe that the right environment provides opportunities for entrepreneurship. This environment is available to everyone, creating the conditions for each person to reach his potential in a particular way, as he lives within his own context.

5. Work Environment
The work environment must reproduce our beliefs. We believe that all professionals should be treated with dignity and respect, have equal opportunities for professional development and are always heard. We understand that, in this way, we will always have in our team the best and most qualified people in the market.
Lavoro is committed to (i) creating and maintaining a respectful work environment that favors teamwork and the dignity of employees; (ii) offering an adequate work environment, aiming at safety, hygiene, health and well-being; and (iii) encouraging employee training, promoting specific training whenever possible.
All laws and regulations guaranteeing freedom of association, privacy, collective agreements, working hours and remuneration must always be respected in the workplace.
All employees and Third Parties must respect diversity and the personal dignity, privacy and rights of all human beings, preventing any type of discrimination, racism, moral or sexual harassment in the work environment.

6. Respect to Our Clients
We are fully committed to achieving our customers’ objectives.
Our activities are carried out with good faith, transparency, diligence and loyalty to our customers and business partners. We conduct all business in strict compliance with current and applicable laws.
Under no circumstances whatsoever the intentional use of inaccurate or incomplete information is acceptable when offering a product to our customers.

6.1. Quality of Public Disclosures

Lavoro has the responsibility to communicate effectively with its shareholders so that they receive complete and accurate information, in all material aspects, about Lavoro’s financial condition and the results of its operations. Our reports and documents filed with or submitted to the SEC and other regulator entities in Brazil and abroad and our other public communications must include full, fair, accurate, timely and understandable disclosure.

7. Confidential Information

In the performance of their professional activities, the Employees will have frequent access to confidential information regarding Lavoro and Lavoro Employees. This information may be developed by Lavoro itself or be supplied by third parties. In any case, it must be considered confidential and, therefore, is protected by law and by this Code from disclosure to third parties.
Confidential information includes, but is not limited to, business plans, personal information, procedures, strategies, business information, terms of contracts or other documents, business proposals, theses, know how¸ corporate structures, financial structures, computer programs and any other information related to our business and our customers. Confidential information is not considered information that is publicly known or that has been received from a source other than the disclosing party, as long as it is not subject to any confidentiality obligation.
Confidential information can only be shared within the scope of its function and only in accordance with the “need to know” concept. Be especially careful with conversations with friends, relatives, colleagues or acquaintances, or in public or high-traffic environments, such as corridors, bathrooms, coffee areas, elevators, restaurants and others.
It is forbidden to use or reveal, directly or indirectly, to anyone, any confidential information, both during the employment period, and after any termination (for whatever reason).
Breach of confidentiality of information may be subject to specific legal or regulatory provisions. This obligation remains in effect even after the termination of the employment relationship. Refer to your manager, Legal or Compliance if you have any doubt about the confidentiality or not of information.
If there is a need to disclose any information in any means of communication, you must request prior authorization from Lavoro, unless determined by court.
The risks associated with electronic communication and the processing of confidential information— for example, by email or over the Internet— require extreme caution to be adopted in order to protect this information.
Each business unit can, as necessary, cause casual workers, such as consultants and temporary employees, to sign non-disclosure agreements in order to keep the information they receive confidential. Nonetheless, their exposure to any confidential information should be kept to a minimum.
Lavoro observes the data protection regulations, including the Brazilian Data Protection Act (Law No. 13,709/2018)

8. Insider Information

If you have access to insider information, you cannot buy or sell shares or other financial assets that may be affected by such information, either on your own account or on any other account over which you have control or from which you derive some benefit. You will also not be allowed to pass on such information, expressly or implicitly, to third parties. This rule applies regardless of how you have access to such information.

Insider information means confidential, material and non-public information about the actions, activities, business or financial conditions of a company, public entity or issuer of shares or financial instruments, as well as any material and non-public information related to sectors of the economy or events that may have an impact on securities pricing.
The information is considered public if it has been publicly announced or disseminated in a way that makes it available to investors in general, such as a press release or widely circulated news services. On the contrary, limited disclosure through a private news service for institutional investors is not considered complete disclosure to the public.
In case of doubt if the information is “public” or “material”, or if it is allowed to use such information, refer to your manager, Legal or Compliance.

9. Other Professional Conducts

9.1. Lavoro’s Assets and Reputational Risk

You must protect Lavoro’s assets.
Our assets include not only financial and physical assets, but also customer relationships and intellectual property, such as information about products, services, systems and people. Everything that is created, obtained or compiled by Lavoro, or on its behalf, including customer lists, directories, files, reports and reference materials, computer software, data processing systems, databases and computer programs, belong to Lavoro.
Our assets must be used only in the conduct of our business, except when personal use is authorized by this Code or by any policy of Lavoro.
Our assets are also materials, instruments and tools that are offered to you for the development of your activities. You must avoid waste and use the resources that are made available to you exclusively for professional activities. The use of the internet for personal purposes, for example, is permitted, as long as it is occasional and limited. In no way can it affect the professional’s productivity.
The use of corporate email and telephone must also be appropriate and respectful. It is important to clarify that the transmission or access to content that is inappropriate or prohibited by law, such as games, pornography, discrimination, terrorism, political party propaganda or sale of products not related to the business is not allowed.
It is important to remember that corporate email and phone numbers, even if a personal password has been provided, are strictly for professional purposes and, therefore, the information and messages that are exchanged through them are the property of Lavoro.
These messages are monitored and, therefore, professionals should have no expectations of privacy regarding issues that are the subject matter of corporate email or messages sent or received on corporate cell phones.
In addition to material goods, either financial or not, reputation is also one of Lavoro’s main assets. We are recognized for doing business ethically, for being trusted by our customers, partners and competitors and for always acting with integrity and respect. All those, Managers, Employees or Third Parties, who act on our behalf must avoid any action that could endanger our reputation.

9.2. Intellectual property

Any invention, development, concept, idea, process or work, in writing or not, that may or may not be patented or have its rights reserved, that you develop alone or with others during your period of employment with Lavoro that is directly or indirectly related with the Lavoro business (which we refer as “Lavoro Property”) belong to Lavoro.
As a condition of your hiring, you have exclusively assigned to Lavoro all your rights, titles or interests in any Lavoro Property, including those in whose creation or development you have participated, and agree to deliver any documents that are necessary to guarantee, register or improve the assignment of Lavoro Property. This obligation continues even after the termination of your employment contract.

9.3. Internal records and controls

Lavoro has accounting and documentary controls in place so that it can meet legal and commercial requirements, and everyone must contribute to the maintenance of these controls.
Activity, financial and accounting records will be kept accurate, complete and truthful, and related controls will ensure the prompt preparation and reliability of reports and financial statements. Lavoro, its employees and third parties will cooperate, without restrictions, with internal and external audits.
The improper alteration of any book, document, record or account that reflects transactions of Lavoro, customers or Third Parties, the disposition of our assets or our customers, the request for reimbursement of personal expenses not related to the professional activity or a false request for benefit plans are prohibited and characterize crime.
If you incur professional expenses, it is your responsibility to inform and record them accurately and in a timely manner, based on supporting documents, so that our accounting records can be kept in detail and accurately reflect all of our transactions.
No payment shall be approved or made with the intention or knowledge that, in whole or in part, it will be used for any purpose other than that described in the document supporting the payment.

9.4. Representation powers and limits of incumbency

You must be aware of the limits of your incumbency and take no action that goes beyond those limits. Questions about your incumbency should be directed to your manager, Legal, Compliance or Human Resources.
Your incumbency to act on our behalf is limited by laws, regulations, powers of attorney, organizational documents and bylaws.
You may not sign any document or represent or exercise authority on our behalf, unless as specifically requested or authorized to do so.

9.5. Professional relations

During the term of your employment contract, you may not, directly or indirectly:
i.request business from a competitor, or prevent or attempt to prevent any Customer, current or potential, from doing business with Lavoro; and
ii.solicit any employment from Lavoro’s Employees or Third Parties or, furthermore, request or induce any person to leave Lavoro.

9.6. Social Media

The use of social media on our behalf and for our subjects is restricted to the Marketing area. No other professional, whether or not employed with Lavoro, is authorized to record opinions or respond to comments posted on social media on our behalf.
In addition, the use of social media, even for personal purposes, can negatively impact our reputation, since you may mistakenly imply that your opinion represents our opinion. For this reason, it is important that you use social media in a respectful and appropriate manner, abiding by the ethical principles addressed in this Code.

9.7. Relation with competitors

We always act in a competitive way, seeking to achieve a commercial opportunity, but in a respectful, fair, ethical, transparent manner, focusing on the business opportunity and supporting efforts in its differentials and value proposition.
We do not tolerate competitive practices that violate laws or rules governing the matter or ethical principles described in this Code. Lavoro is against any kind of agreement, explicit or implicit, between competitors in the same market, regarding prices, production and distribution quotas, or territorial division, with the aim of jointly increasing prices and profits, therefore, any actions that limit, or have the possibility of limiting, free competition are not acceptable to the Company.
Decisions on pricing policy, on whether or not to participate in activities and to compete are taken exclusively by Lavoro and in accordance with legal, technical and commercial criteria established by it.

10. Conflicts Of Interest

A conflict of interest situation occurs when there is the possibility of direct or indirect confrontation between the personal interests of Lavoro’s Employees’ or third parties’ interests and those of Lavoro, its subsidiaries and affiliates. A conflict of interest may arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. A conflict of interest may also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in Lavoro or its subsidiaries and affiliates. The conflict of interest may endanger or unduly influence the performance of their duties and responsibilities, and is characterized by any and all material advantage in favor of the Employee and/or related third party (relatives, friends, etc.) due to his position in Lavoro or its subsidiaries and affiliates.
Thus, Lavoro’s professionals must not, under any circumstances, allow their personal interests to conflict or appear to conflict with Lavoro’s interests. Lavoro’s employees should endeavor to avoid situations that present a potential or actual conflict of their interest and the interest of the Lavoro. In this sense, although it is not possible to exhaustively list all conflicts of interest that may arise, the list below presents examples of situations that may constitute a conflict of interest:

i.Direct business to a supplier owned or managed by, or who employs, a relative or friend or to hire, supervise or retain any service or supply from a close family member or from companies related to a close family member.
ii.Acting on behalf of Lavoro in any transaction involving people or organizations with which you (or your family) have a significant connection or financial interest. Entering into any negotiations due to your position in Lavoro or accept or request from a Third Party any personal benefit that is generally not available to other people, or that is made available to you only because of your position in Lavoro.
iii.Work, in any capacity, for a competitor, customer or supplier while employed with Lavoro.
iv.Accept gifts of a more modest value or receive personal discounts (if these discounts are not usually offered to the public) or other benefits as a result of your position in Lavoro, from a competitor, customer or supplier.
v.Compete with Lavoro for the purchase or sale of goods, products, services or other interests.
vi.Receive a loan or guarantee of an obligation as a result of your position in Lavoro.

All Employees, at the beginning of their activities at Lavoro, must complete and sign a Conflict of Interest Form, through which they are required declare situations that present potential conflicts arising from personal or professional relationships with customers, Third Parties, competitors or any other Lavoro Employees.
In the event of a potential conflict of interest existing in relation to a matter to be decided with any of the members of the institutional committees, the latter will need to expressly abstain from voting on that matter. In the event of a real or apparent conflict of interest between the personal and professional relationship or the activities of a Lavoro Employee, the person involved must deal with this conflict of interest in an ethical manner, in accordance with the provisions of this Code.
In case of any potential conflict of interest, report it to Compliance immediately. Any doubts about situations that may characterize a conflict of interest should be clarified with Compliance.

10.1. Interpersonal Relations

Employees must inform Lavoro of their personal relationships (including, but not limited to, spouses, partners, parents, siblings, cousins, etc.) between (i) Lavoro Employees, (ii) Lavoro Employees, and/or (iii) Employees and external persons who have a relationship with Lavoro.
For the purposes of this Code, all parties who provide services or supply goods to Lavoro, and/or participate in or invest in businesses of interest to Lavoro must be understood as external parties who have a relationship with Lavoro.
Lavoro having knowledge of the existence of relationships having the characteristics described above is not intended to discriminate or adversely affect such Employees, but rather to preserve transparency and fairness in the analysis and decision-making process to select Third Parties, new Employees and business partners, as well as how to prevent someone from deriving individual benefits using the name of Lavoro.
As a general rule, there is, in principle, no restriction on the existence of interpersonal relationships. However, new employees who are spouses, partners, parents or siblings of any Lavoro employee may not be hired and the following will not be allowed: (i) relatives, up to the second degree (father, mother, child, spouse, cousins, siblings, partners, etc.), working in the same department/business area or in similar or interrelated areas (for example, inventory versus purchasing, accounting versus accounts payable, purchasing versus accounts payable, among others, are considered similar or interrelated areas); (ii) direct or matrix subordination between employees who have interpersonal relationships, or in any other position that gives rise to a conflict of interest in decision-making related to the interests of Lavoro; (iii) the performance of external activities in organizations with interests conflicting with those of Lavoro, such as providing consultancy or occupying functional positions, or external activities that (iii.1) conflict with employees’ responsibilities and work schedule, compromise the proper performance of their duties, and/or expose Lavoro or its subsidiaries' businesses to risk, (iii.2) involve a connection with the name of the Lavoro and its brands, any of its companies, or any of its services, products, or businesses, and/or (iii.3) are connected with the use of influence, relationships, information deemed confidential, or other resources of Lavoro; and (iv) employees or their relatives (up to the first degree) maintaining their own links, or through third parties, with suppliers or competitors of Lavoro in a partner capacity or in the performance of a management function, during the term of their employment contract (including acting as a hidden partner in companies with a participation account (de facto companies), consortiums, commercial partnerships, or any other type of association).

10.2. Third-Party Hiring

We require all our Third Parties to act ethically and reject any practices contrary to the principles set out in this Code.
The process for selection, approval and hiring of Third Parties by Lavoro must be based on an impartial analysis and on technical, professional criteria, business conditions, terms and quality, in addition to the requirement that the Third Party abides by any and all applicable legal or integrity provisions.

10.3. Personal finances

Any improper treatment of your personal finances can damage your credibility and that of Lavoro.
You may not lend, borrow money from customers or Third Parties, or act as guarantor, co-obligor or surety or in any other similar capacity for customers or Third Parties. You can only borrow money from well-known organizations, which regularly grant monetary loans, and such loans must not involve any kind of favorable treatment, and must be obtained under the same general conditions then prevailing for other borrowers. The loan and provision of guarantees between family members is not subject to any restrictions under this Code.

10.4. External Activities

External activities are all activities performed by you, with or without profit, in any organization, group or company of which Lavoro is not a shareholder or quotaholder and the activity is not directly related to your position in Lavoro.
We recognize employees’ right to work outside Lavoro, provided that such activities are lawful, do not conflict with their responsibilities and working hours, do not compromise the proper performance of their duties, and do not expose Lavoro’s business or its companies to risk.
Such opportunities for personal benefit outside Lavoro, must not involve, under any circumstances, a connection with the name of Lavoro or its brands, any of its companies, or any of its services, products, or businesses. Nor should such opportunities be linked to the use of influence, relationships, information considered confidential, or other resources of any Lavoro company.

10.5. Personal Investments

Due to specific regulations and internal rules, personal investments by our Managers and Employees are subject to certain restrictions in order to avoid situations that may characterize conflicts of interest or the improper use of Lavoro’s Information. Employees and Managers are not allowed to invest in businesses that compete with Lavoro’s activities, during the term of their employment contract and/or corporate relationship.

10.6. Customers

Employees must pay attention to the existence of situations that may give rise to conflicts of between the interests of (i) Lavoro and customers, (ii) Employees and customers or (iii) among the customers themselves.
It is up to each Lavoro professional to monitor the occurrence of situations that may be characterized as causing or potentially causing a conflict of interest. To this end, we expect our Managers and Employees to report any noted risks and/or concerns about certain business practices conducted by any of our Managers or Employees to Compliance, regardless of their role or hierarchical level.

11. Know Your Client (“Kyc”) Policies

We are subject to several rules that deal with the prevention of money laundering and financing of terrorism practices, such as the identification and knowledge of investors or customers, with a special focus on fighting money laundering.
We are aware of the importance of our role in fighting and preventing money laundering, which is why we have very strict internal processes in place for assessing the funds received for investment.
Lavoro will always take all necessary measures, whether communicating to regulatory bodies and authorities, or internal sanctions in cases where there is any suspicion of money laundering.

12. Company

12.1. Corruption and Bribery

We believe in the ethical and responsible conduct of our business. We know that corruption in the corporate environment brings immeasurable losses to society. Corruption deconstructs the basic pillars of companies performance in a free market, endangering the criteria for choosing the best price, quality and need for the service.
We do not admit any practice of corruption or bribery by our Managers, Employees, Third Parties or customers. We have adopted a “zero-tolerance” policy in the face of any action or omission that may result in violation of the provisions of the Anti-Corruption Laws.
Corruption means to offer, promise, give or receive, directly or indirectly, something to someone in order to influence decision making so as to derive an undue advantage. The simple promise, without the effective delivery of “something”, is also considered as an act of corruption.
The good offered, received or promised is not limited to values in kind. It can also be any benefit or favor, including payment of expenses, offer of gifts, travel, entertainment, among other conducts.
Undue advantage means any event, with economic value or not, that would not have occurred had it not been for the promise or offer of “something” or “some good”. The entry into a contract or the waiver of a penalty are examples of “undue advantage”, as well as access to confidential and insider information.
Therefore, the following practices are prohibited, whether by our Employees or Third Parties:
i.Promising, offering or giving, directly or indirectly, an undue advantage to a public agent, or a third person related thereto;
ii.Financing, funding, sponsoring or otherwise granting financial assistance to the practice of illegal acts provided for in the Anti-Corruption Law or Administrative Misconduct Law;
iii.Using a natural person or legal entity to hide or conceal their actual interests or the identity of the beneficiaries of the acts performed;
iv.Frustrating or defrauding, by means of agreement, combination or any other expedient, the competitive nature of a public or private bidding process, or any contract arising therefrom;
v.Removing or seeking to remove a bidder in any type of competitive process, through fraud or offering an advantage of any kind;
vi.Creating, in a fraudulent or irregular manner, a legal entity to participate in public or private bidding or enter into an administrative contract; and
vii.Hindering the investigation or inspection activity of public bodies, entities or agents, or intervening in their performance, including within the scope of regulatory agencies and supervisory bodies in the national financial system.
We advise our Managers and Employees to cooperate, in the form and within the limits of the law, with investigations or inspections conducted by public bodies, entities or agents. Acts that may hinder these activities are not admitted and must be immediately reported to the Transparency Channel.
The actions described above must not be performed by any Employee or Third Party acting on behalf or at the service of Lavoro in relation to any Public Agent, or even their family members.
This Code expressly prohibits the practice of any act harmful to the Public Administration, such as financing, funding, sponsorship or any subsidy for the practice of acts described as illegal and the use of an individual or legal entity for the practice of corruption.

12.2. Political contributions and charitable donations

We do not contribute funds to political parties or candidates running for public offices, and it is prohibited to make, on our behalf or with our funds or assets, any monetary or other contributions to political parties or candidates running for public office.
If any Employee wishes to act as a volunteer in a political campaign, he must do so in his spare time and previously request Compliance authorization for this, NOT using any Lavoro’s premises or equipment. The same procedure is applicable to donations to political parties or candidates, that is, authorization from Compliance must be requested. Political propaganda of any kind is prohibited on the premises, vehicles, or assets of Lavoro.
Charitable donations are permitted by Lavoro, as long as they are approved by the Compliance and:
i.permitted by applicable law and provided they are subject to selection rules, such as independent surveys and reputational checking;
ii.are made to registered and reputable charity institutions;
iii.files are kept with clear and transparent information about donations made;

iv.monitoring of donations made through audit procedures and requirement to prove the allocation of the donated goods and/or funds; and
v.are not made for the purpose of obtaining or retaining any improper business advantage or favor.
In addition, rendering of accounts must be submitted from time to time by the beneficiary institutions, in order to prove that the funds donated were used for the purpose to which they were subject.
Donations to charitable causes must be reported to Compliance, which can help verify the institution’s reputation. However, if the institution is linked to a Politically Exposed Person as defined in the law, the express authorization of Compliance is required.
Political, association and community activities should be kept on a personal level only. Working hours should not be used for these activities. Although Lavoro respects the right and the option of its Employees to participate in these types of activities, this does not assure them any permission for our name to be linked to these same activities.

12.3. Sponsorships

We hold sponsorships to disseminate the recognition of our brands and/or reinforce and convey our principles of social, environmental and cultural responsibility in face of our business strategy.
Employees responsible for contributions that are of a sponsoring nature must ensure a transparent process, preferably through public selection of social, environmental and cultural projects linked to our business strategy, with sponsorships being made through a written agreement and in accordance with the consideration agreed to with the sponsor, in compliance with current laws and regulations. In addition, Employees must make sure that the funds allocated to sponsorships are made in exchange for the disclosure of our brand.

12.4. Gifts and Entertaining

It is prohibited to grant and accept gifts, gratuities or benefits that are conditioned or intended to influence our business decisions, or may be perceived as an act of bribery or corruption.
As established in this Code, we seek fair and transparent commercial relations; therefore, gifts, trips, lunches, discounts or special attentions that go against this principle should be refused.
Accordingly, we authorize: (i) receipt of gifts, entertainment and hospitality, limited to the values pre-established by Compliance; (ii) receiving and participating in events, after prior approval by the Compliance. However, we do not authorize the receipt of monetary or equivalent gifts and gifts delivered on a regular basis or in periodic installments.
In the case of Public Agents, hospitality (i) should never be of a level or nature that endangers, or gives the impression of endangering, the integrity or reputation of both the authority and Lavoro; (ii) the values authorized in specific rules issued by the Government must always be complied; and (iii) all gifts, entertainment or hospitality offered or received by Public Agents must be preceded by Compliance approval.
Any grant of gift, hospitality or entertainment must be approved by Compliance, which may authorize or deny delivery or receipt, and must, in any event, communicate its decision to the Compliance and Legal Committee.

12.5. Sustainability

We are concerned with compliance with the law regarding environmental issues. More than that, we are concerned with sustainable development and for this reason we demand that our employees and third parties always comply with the applicable environmental laws. Lavoro encourages the rational use of natural resources such as water and energy, applying appropriate consumption standards in its activities, avoiding waste, and disseminating a culture of environmental responsibility.

12.6. Working conditions

Our values are incompatible with activities that may, in any way, characterize child or slave or similar labor. Our Managers, Employees, Third Parties must always take the possible and reasonable measures to avoid hiring under these conditions, whether directly or indirectly.

12.7. Compliance with laws and regulations

We expect all of our Managers, Employees and Third Parties to conduct their activities in strict compliance with the principles and guidelines set out in this Code and applicable laws and regulations, in particular those that prohibit corrupt practices.
We emphasize that we comply with all tax laws applicable to our activities and pay all taxes legitimately defined by law. Ignorance of the law is not a defense admitted in the Brazilian legal system. For this reason, if you have any doubts about the enforceability or not of a certain law, resolution, regulation or instruction, seek assistance from Legal.
We do not admit any act that may represent or generate suspicion of transferring capital outside the country where such practice is prohibited or represents a violation of any law. Likewise, no form of consultancy or assistance that aims to hide, distort or otherwise alter information provided to or requested by public authorities is permitted.

13. Mergers, Acquisitions And Corporate Restructuring

The conduct of mergers, acquisitions or corporate restructuring processes by Lavoro must be preceded by anti-corruption due diligence in the target company, in order to identify whether the target company and its partners were or are involved in allegations or investigations of corruption or other criminal or unethical conduct, and whether they have integrity procedures in place for the prevention, detection and remediation of corruption risks in line with the Anti-Corruption Law and related laws.
Based on this analysis, Lavoro will be able to assess the inherent risks and ways of proceeding or not with the intended transaction.

14. Training

We provide training, at least once a year, to all our Managers and Employees for qualification and awareness about the conducts, principles, concepts and procedures provided for in this Code and in the other policies and procedures that are part of our compliance program.

15. Clarification of Doubts, Approval of Exceptions and Reporting

15.1. Code Management

Compliance and fulfillment of the procedures, principles and ethical values of this Code will be supervised by Compliance, which reports to the highest hierarchical level in Lavoro, when necessary.

15.2. Compliance and Legal Committee

The Compliance and Legal Committee is responsible for, among other matters:
i.Monitoring the adoption of best ethics and compliance practices, recommending the revision and/or improvement of the Code and other integrity policies, its structure, guidelines and policies whenever necessary;
ii.Monitoring the performance of Compliance;
iii.Approving in advance any and all exceptions or exemptions from applying the rules of this Code;
iv.Evaluating the results of the reasonability and screening analysis carried out by Compliance on the reports received through the Transparency Channel and resolve on the measures to be taken;
v.Resolving on the application of disciplinary measures in cases of violation of the Code, integrity policies and applicable legislation; and
vi.Annually preparing assessment of integrity and Compliance practices, to be submitted to the Board of Directors.

15.3. Doubts

In case of doubts about any rule and/or its application to a given situation, contact your manager or Compliance.

15.4. Approval of exceptions

Any exception (including any implied waiver) of the provisions in this Code of Business Conduct and Ethics will be disclosed to Lavoro’s shareholders in the annual report on Form 20-F filed with the SEC. Any and all exceptions or waivers of the application of the rules in this Code are subject to prior approval by the Compliance and Legal Committee.

15.5. Transparency Channel

We have adopted an independent Transparency Channel for all our Employees, Third Parties and the general public to receive reports related to violations or suspected violations of this Code, as well as of other policies and procedures adopted by Lavoro, or of any law or regulation. Changes to this Code will also be disclosed in Lavoro’s annual report on Form 20-F.
The Transparency Channel can be accessed free of charge, in the following website: https://www.lavoroagro.com/canal-de-transparencia/.
An anonymous report must provide sufficient information about the incident or situation to allow Lavoro to properly investigate. If concerns or reporting require confidentiality, including anonymity, Lavoro will do everything possible to protect that confidentiality, subject to applicable laws, regulations or legal procedures.
We strive to fully review all reports received and adopt the required measures under strict secrecy, fairness, timeliness and reasonableness.
We do not tolerate any form of retaliation against the whistleblower who made a reporting in good faith, even though in the end it is considered unfounded. For this reason, any retaliation will be considered a violation of this Code, subjecting violators to the application of disciplinary measures.
Lavoro recognizes the need for this Code to be applied equally to all. Situations that may involve a violation of ethics, laws or regulations or of this Code may not always be clear and may require discretion or difficult decisions. Everyone should immediately report any concerns about a violation of ethics, laws or regulations, of this Code of accounting or audit controls to the Transparency Channel.
Compliance and Legal Committee is responsible for conducting an analysis of the reasonability and screening of reports received through the Transparency Channel and submitting a report with its conclusions to the Audit Committee, as well as conducting and documenting internal investigations of potential violations of integrity standards or recommending hiring independent research. Upon completion of the investigation, Compliance and Legal Committee must forward the report to the Audit Committee or, where applicable, to the Board of Directors, for resolution on the disciplinary measures to be taken and the actions to be taken to remedy the identified irregularities.
For further details on the Transparency Channel and reporting analysis procedures, please refer to Compliance.
The provisions in this section are qualified in their entirety by reference to the section below.

16. Reporting Violations to a Government Agency

Any Employee is entitled, under federal law in the United States of America, to certain protections to cooperate or report legal violations to government agencies or entities and self-regulatory organizations. As such, nothing in this Code is intended to prohibit any Employee from disclosing or reporting violations to, or cooperating with, a government agency or self-regulatory entity or organization, and may do so without the need to notify Lavoro. Lavoro cannot retaliate against an Employee for any of these activities, and nothing in this Code otherwise requires an Employee to waive any cash prize or other payment that he or she may be entitled to from a government agency or entity or self-regulatory organization.

17. Disciplinary Measures

Any Employee who violates the provisions in this Code, in Lavoro’s integrity policies and procedures or current laws will be subject to the application of appropriate disciplinary measures, which include, but are not limited to: (i) guidance letter; (ii) verbal guidance; (iii) written notice; (iv) suspension; and (v) dismissal. Measures in response to violations by third parties include, but are not limited to: (i) auditing; and (ii) extrajudicial notification, which may lead to the suspension of the agreement, the blocking of the third party or the termination of the agreement.
Such penalties will be authorized and defined by the Audit Committee or by the Board of Directors of Lavoro, with due regard to the criteria of proportionality, graduality, immediacy and prohibition of two or more measures for the same wrongful act.

18. Commitment Statement

All Managers, Employees and Third Parties must read this Code carefully, complete and sign the Statement of Awareness and Commitment, contained in ANNEX I, in which they declare that they have had access to a copy of this Code and that they are fully aware of its provisions.

Upon signing the commitment, the signatories undertake to ensure the application of the rules and principles set forth in this Code.
This statement will be filed in the records of the Managers and Employees.

19. Approval and Effective Term

This Code was revised and approved by the Board of Directors of Lavoro and becomes effective immediately. All other rules and regulations established by Lavoro remain in effect.
This Code will be revised by the Compliance at least annually, in accordance with the Compliance recommendations, and may be revised less frequently, if necessary, due to changes in the applicable regulations and/or laws, or even to reflect changes in Lavoro’s internal procedures.

ANNEX I – STATEMENT OF AWARENESS AND COMMITMENT
Note: The following statements may be digitally signed

A. Statement of Awareness and Commitment - EMPLOYEES

STATEMENT OF AWARENESS AND COMMITMENT
I, [FULL NAME], registered with CPF/ME under number [•], hereby declare to have received a copy of the Code of Business Conduct and Ethics (“Code”) from Lavoro Limited (“Lavoro”), as well as to be aware of the entire content of said Code and to agree to its content, committing myself to comply with it during the term of my contract and, after its expiration or termination, as the case may be. I further declare that I am aware that violations of the Code, as well as of Lavoro’s policies and rules will be analyzed and will be subject to the appropriate disciplinary measures, without prejudice to the applicable legal penalties.
[City/State], [date]

Full name: [•]
Title: [•]
CPF/MF nº: [•]

B. Statement of Awareness and Commitment – THIRD PARTIES

STATEMENT OF AWARENESS AND COMMITMENT
[COMPANY’S NAME], a legal entity governed by private law with registered office at [full address], registered with CNPJ/MF under number [●], in the capacity of [service supplier/ provider] of Lavoro Limited (“Lavoro”), hereby declares and warrants to have received a copy of the documents “Code of Business Conduct and Ethics” and “Code of Ethics for Third Parties” of Lavoro, as well as to have knowledge of the entire content of said documents and to agree with their respective contents, committing to comply with them during the term of its contract.
It further declares to be aware that violations of the “Code of Business Conduct and Ethics” and “Code of Ethics for Third Parties”, as well as of any law or regulation applicable to Lavoro, will be analyzed and will be subject to (i) relationship termination and contract termination; (ii)

taking legal measures related to refund of damages; and (iii) where applicable, reporting of facts to the competent authorities.
[City/State], [date]

[Full name of legal representative]
[Title]
[CPF/MF]